[LOGO]

I, Sam Reed, Secretary of State of the State of Washington and custodian of its seal, hereby issue this certificate that according to records on file in this office,

Articles of Amendment to

MACKIE DESIGNS INC.

a Washington corporation, whereby the corporate name is changed to

LOUD TECHNOLOGIES INC

was received and filed by this office on September 12, 2003.

                      Date: September 12, 2003

[SEAL]	Given under my hand and the Seal of the State of Washington at Olympia, the State Capital
Sam Reed, Secretary of State

FILED
SECRETARY OF STATE
SEP 12 2003
STATE OF WASHINGTON

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MACKIE DESIGNS INC.

        Pursuant to RCW 23B.10.020, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

        FIRST: The name of the corporation is Mackie Designs Inc.

        SECOND: The Articles of Incorporation are hereby amended as follows:

ARTICLE I

Name

The name of this Corporation is LOUD Technologies Inc.

        THIRD: The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

        FOURTH: In accordance with the provisions of RCW 23B.10.020, the amendment was approved and adopted by the Board of Directors on August 6, 2003. Shareholder action was not required.

        FIFTH: The amendment shall be effective September 15, 2003.

        Dated this 29 day of August, 2003

MACKIE DESIGNS, INC.
By:	/s/ TIMOTHY P. O'NEIL Timothy P. O'Neil Chief Financial Officer, Secretary and Treasurer